EXHIBIT 99.1

Global Crossing Reports GCUK’s Fourth Quarter and Full Year 2005 Results

•	Generated 24 million pounds sterling of cash in 2005, after paying 24 million pounds in interest on senior secured notes.

•	Realized 66 million pounds sterling of EBITDA in the year.

•	Increased adjusted gross margin to 70 percent of revenue.

FOR IMMEDIATE RELEASE: THURSDAY, MARCH 30, 2006

London — Global Crossing (NASDAQ: GLBC) today announced unaudited financial results for its Global Crossing (UK) Telecommunications Limited (GCUK) subsidiary for fourth quarter and full year 2005. Highlights of GCUK’s performance include its success in generating positive cash and EBITDA, and increasing margin.

“Our UK business generated cash and effectively increased gross margin performance to 70 percent throughout 2005, while we continued execution of strategic initiatives to focus on our core business delivering converged IP services to multinational enterprises,” said John Legere, Global Crossing’s chief executive officer. “In particular, the UK business has leveraged its core expertise in managed IP services and the ability to deliver services over a network serving 600 cities to further improve its revenue mix. Enterprise customers now account for 92 percent of revenues.”

Business Achievements
GCUK also noted several key business achievements during 2005, signing more than 740 contracts with enterprises and adding 56 new customers. The UK business was successful in renewing significant multi-year contracts. Multi-year contracts accounted for more than 85 percent of enterprise revenue.

“Our GCUK business won key managed services renewals this year, including contracts with Steria and Lockheed Martin, highlighting Global Crossing’s successful and enduring relationships with large customers and systems integrators,” continued Legere. “These expanding relationships are the hallmark of the UK business and, along with the recent additions we’ve made to strengthen our UK sales team, have given us a great start to 2006. So far we’ve secured new contracts with the Crown Prosecution Service, Domino Printing and others.”

Other achievements include GCUK’s success in adding new government sector customers, including a $100 million contract with the British Council to provide global network connectivity for more than 7,000 users in 110 countries and a $24 million contract with the Forestry Commission for IP VPN services between 256 sites, as well as local government contracts such as its agreement with the Southeast Network for Telecommunications (SENT).

Revenue and Margin
GCUK revenue for the fourth quarter of 2005 was 60 million pounds sterling, compared with 67 million pounds sterling in the fourth quarter of 2004. Total revenue in 2005 was 239 million pounds sterling, compared with 271 million pounds sterling in 2004. Almost 40 percent of the year-over-year decline resulted from the company’s initiative to reduce its wholesale voice revenue by restructuring this business through strategic pricing actions in order to maintain specific adjusted gross margin levels, reduce back office support of legacy product lines, avoid capital expense, and improve risk management. These were all components of the company’s strategic initiative announced in 2004. The remaining revenue declines reflected enterprise customer losses previously reported in the first quarter of 2005. GCUK has had no other significant customer losses since the first quarter of 2005, and fourth quarter 2005 revenue was slightly above the previous quarter’s revenue.

Adjusted gross margin declined by 11 million pounds sterling and 16 million pounds sterling for the fourth quarter and full year of 2005, respectively, when compared to 2004. These reductions reflected the revenue decrease discussed above and one-off cost of access credits in 2004. Adjusted gross margin was flat from the previous quarter.

Earnings
GCUK’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2005, as defined in Table 5 that follows, were 18 million pounds sterling, compared with 35 million pounds sterling in the fourth quarter of 2004. The quarter-over-quarter variance was impacted by the 11 million pounds sterling reduction in adjusted gross margin discussed above plus 6 million pounds sterling net increase in sales, general and administrative (SG&A) costs mostly comprised of one-time items benefiting the fourth quarter of 2004. EBITDA for 2005 was 66 million pounds sterling, compared with 85 million pounds sterling in 2004. The year-over-year variance in EBITDA reflected 16 million pounds sterling in lower adjusted gross margins and a 4 million net increase in SG&A costs.

GCUK’s net income for the fourth quarter of 2005 was 10 million pounds sterling, compared with net income of 49 million pounds sterling in the fourth quarter of 2004.  The quarter-over-quarter change in net income was mostly attributable to 17 million pounds sterling in lower EBITDA; 6 million pounds sterling in additional interest expense, 7 million pounds sterling in adverse foreign exchange movement on the senior secured notes and ST Telemedia bridge loan, and 8 million pounds sterling in higher tax benefits recorded in 2004. The company’s net income for the year was 8 million pounds sterling, compared with 74 million pounds sterling in 2004. The year-over-year variance in net income reflected 19 million pounds sterling less in EBITDA, 23 million pounds sterling of additional interest expense, 16 million pounds sterling in adverse foreign exchange movement on the senior secured notes and ST Telemedia bridge loan, and 9 million pounds sterling in higher tax benefits recorded in 2004.

Cash Position
As of December 31, 2005, GCUK had 45 million pounds sterling of cash and cash equivalents. During the fourth quarter, GCUK generated 11 million pounds sterling of cash, after using 4 million pounds sterling for capital expenditures and leases and 12 million pounds sterling for interest payments on the company’s senior secured notes.

GCUK is currently documenting a 15 million pound sterling capital lease facility with Barclays.  Barclays has also indicated willingness to provide a 5 million pound sterling bank guarantee facility.

As required by the indenture governing the terms of its senior secured notes due 2014, GCUK annually offers to purchase a portion of the notes at par value plus interest accrued and unpaid to the purchase date; such purchases are made with 50 percent of GCUK’s operating cash flow, as defined in the indenture.  As applied to the 2005 period (and a stub period in December 2004), the company expects to offer to purchase up to 14 million pounds sterling of the notes, plus accrued interest.  GCUK expects to initiate the tender process in April, in compliance with the terms of the indenture. Participation in the tender offer is at the election of the individual note holders and should depend upon, among other things, the trading prices of the bonds relative to the par value tender offer price. As of March 29, 2006, both the GBP-denominated and USD-denominated notes were trading above par value.

After the tender is completed, subject to certain requirements, the indenture permits GCUK to lend up to 50 percent of its operating cash flow, plus any amount of the tender offer that is not fully subscribed, to Global Crossing Limited and its other subsidiaries. The indenture also permits inter-company loans in other limited circumstances. The terms of these inter-company loans must be approved by the GCUK board of directors.

Consistent with the Securities and Exchange Commission’s (SEC’s) Regulation G, the attached schedules include definitions of EBITDA and adjusted gross margin, which are non-GAAP financial metrics, as well as reconciliations of such measures to the most directly comparable financial metrics calculated and presented in accordance with International Financial Reporting Standards (IFRS).

International Financial Reporting Standards
Results reported here include unaudited financial results for the fourth quarter and full year 2005 for GCUK in accordance with IFRS, as adopted by the European Union. In previous periods, the company reported GCUK results in accordance with U.K. Generally Accepted Accounting Principles (UK GAAP) and prior periods have been restated in accordance with IFRS for both year-over-year and quarterly comparisons.

GCUK’s fourth quarter and full year 2005 results were included in Global Crossing’s consolidated results previously reported on March 16, 2006, in accordance with U.S. Generally Accepted Accounting Principles (US GAAP).

Conference Call
Management has scheduled a conference call for Thursday, March 30, 2006 at 8:00 a.m. EST / 2:00 p.m. BST to discuss GCUK’s financial results. The call may be accessed by dialing +1 212 231 6046 or +44 (0) 870 001 3125.  Callers are advised to dial in 15 minutes prior to the 8:00 a.m. EST start time. The call will also be Webcast at http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Thursday, March 30, 2006 beginning at 10:00 a.m. EST / 4:00 p.m. BST and will be accessible until Wednesday, April 6, 2006 at 11:00 a.m. EDT / 4:00 p.m. BST.  To access the replay, dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21283306.  UK callers may access the replay by dialing +44 (0) 870 000 3081 or 0800 692 0831 and entering reservation number 21283306.

ABOUT GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED
Global Crossing (UK) Telecommunications Limited provides a full range of managed telecommunications services in a secure environment ideally suited for IP-based business applications. The company provides managed voice, data, Internet and e-commerce solutions to the strong and established commercial customer base, including more than 100 UK government departments, as well as systems integrators, rail sector customers and major corporate clients. In addition, GCUK provides carrier services to national and international communications service providers.

Global Crossing (UK) Telecommunications operates a high-capacity UK network comprising over 5,600 route miles of fiber optic cable connecting 150 towns and cities and reaching within just over one mile of 64 percent of UK businesses. The UK network is linked into the wider Global Crossing network that connects more than 300 major cities and 30 countries worldwide, and delivers services to more than 600 cities, 60 countries and 6 continents around the globe.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 major cities and 30 countries worldwide, and delivers services to more than 600 cities, 60 countries and 6 continents around the globe. Global Crossing’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. Global Crossing offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 36 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

The audit of GCUK’s 2005 financial statements is not complete, and GCUK expects to file its 2005 Annual Report on Form 20-F with the SEC upon completion of such audit in April. The 2005 Form 20-F will contain audited financial statements and other required disclosures, including any changes that may be identified relative to the results reported herein.

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company’s subsidiaries; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company’s substantial international operations; risks arising out of the company’s material weaknesses in internal controls and possible difficulties and delays in improving such controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to unreserved contingent liabilities; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:
Press Contacts
Becky Yeamans
+ 1 973 937 0155
PR@globalcrossing.com

Kendra Langlie
Latin America
+ 1 305 808 5912
LatAmPR@globalcrossing.com

Mish Desmidt
Europe
+ 44 (0) 1256 732 866
EuropePR@globalcrossing.com

Analysts/Investors Contact
Laurinda Pang
+ 1 800 836 0342
glbc@globalcrossing.com

7 Financial Tables Follow

				Table 1
Global Crossing (UK) Telecommunications Limited and Subsidiaries
International Financial Reporting Standards - Summary of Consolidated Revenues (unaudited)
(Results below are in pounds sterling in thousands.)
		Quarter Ended		Year Ended
		December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
		(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:

	Enterprise and carrier data	£59,408	£65,119	£238,053	£257,216

	Wholesale voice[1]	382	1,711	1,445	13,880

	Consolidated revenues	£59,790	£66,830	£239,498	£271,096

	[1] Includes revenue from sales to other Global Crossing Limited subsidiaries.

					Table 2
Global Crossing (UK) Telecommunications Limited and Subsidiaries
International Financial Reporting Standards - Consolidated Statements of Operations (unaudited)
(Results below are in pounds sterling in thousands.)
		Quarter Ended		Year Ended
				December 31,	December 31,
IFRS in IFRS Reporting Format		December 31, 2005	December 31, 2004	2005	2004
		(unaudited)	(unaudited)
(unaudited) (unaudited)
Revenue		£59,790	£66,830	£239,498	£271,096
Cost of sales		(32,198)	(27,703)	(136,317)	(156,735)

Gross profit		27,592	39,127	103,181	114,361
Distribution costs		(2,412)	(2,771)	(10,009)	(10,504)
Administrative expenses		(10,924)	(3,284)	(47,738)	(40,258)

Operating profit		14,256	33,072	45,434	63,599
Finance revenue		1,414	289	2,206	1,324
Finance costs		(9,488)	4,357	(42,125)	(1,937)

Profit before tax		6,182	37,718	5,515	62,986
Taxation		3,510	11,364	2,477	11,364

Profit for the period		£9,692	£49,082	£7,992	£74,350

		Quarter Ended		Year Ended

IFRS in US Reporting Format		December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

		(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES		£59,790	£66,830	£239,498	£271,096
Cost of revenue (excluding depreciation and amortization shown separately below)
Cost of revenue (excluding depreciation and amortization shown separately below)	Cost of access	(17,737)	(13,489)	(71,969)	(87,749)
Other operating expenses	Real estate, network and operations	(5,790)	(9,400)	(31,780)	(31,590)
	Third party maintenance	(4,306)	(5,069)	(17,628)	(20,416)
Depreciation and amortization	Cost of equipment sales	(6,640)	(5,160)	(24,360)	(22,550)
	Total cost of revenue	(34,473)	(33,118)	(145,737)	(162,305)

Selling, general and administrative		(6,499)	(416)	(31,123)	(27,201)
Depreciation and amortization		(3,383)	(1,917)	(20,104)	(21,193)
	Total operating expenses	(44,355)	(35,451)	(196,964)	(210,699)

OPERATING INCOME		15,435	31,379	42,534	60,397

OTHER INCOME (EXPENSE):
	Interest income (expense), net	(5,591)	84	(27,739)	(4,566)
Other expense, net	Other income (expense), net	(3,662)	6,255	(9,280)	7,155

INCOME FROM CONTINUING OPERATIONS BEFORE BENEFIT FOR INCOME TAXES		6,182	37,718	5,515	62,986
Provision (benefit) for income taxes	Benefit for income taxes	3,510	11,364	2,477	11,364

NET INCOME		£9,692	£49,082	£7,992	£74,350

Note: The classification differences between reporting under IFRS and US GAAP are as follows:

	Cost of sales:
	Under IFRS the company includes Cost of Access, Third Party Maintenance, Customer-specific costs and depreciation on network assets.

	Cost of revenue:
	Under US GAAPthe company includes Cost of Access, Real estate, network and operations, Third Party Maintenance and Cost of equipment sales within Cost of Revenue.

	Foreign currency gains/(losses):
	Under IFRS the company includes foreign currency gains and losses within operating profit, except for those related to foreign currency denominated
	debt which are included in finance costs, whereas under US GAAPthese amounts are included in other income (expense), net.

		Table 3
Global Crossing (UK) Telecommunications Limited and Subsidiaries
International Financial Reporting Standards - Consolidated Balance Sheets (unaudited)
(Results below are in pounds sterling in thousands.)
	December 31	December 31,
	2005	2004
	(unaudited)	(unaudited)
Non-current assets
Intangible assets	£1,296	£1,634
Property, plant and equipment	129,005	135,593
Investment in associate	4	4
Retirement benefit asset	1,106	942
Derivative financial instruments	1,245	—
Trade and other receivables	3,669	5,729
Deferred tax assets	8,148	6,419
	144,473	150,321

Current assets
Derivative financial instrument	415	—
Trade and other receivables	59,954	64,633
Cash and cash equivalents	44,847	21,193
Deferred tax assets	5,693	4,945
	110,909	90,771

Total Assets	255,382	241,092

Current liabilities
Trade and other payables	(68,486)	(57,736)
Senior secured notes	(13,997)	—
Deferred revenue	(30,823)	(30,230)
Provisions	(2,980)	(3,346)
Obligations under finance leases	(6,681)	(6,709)
Derivative financial instruments	—	(488)
	(122,967)	(98,509)

Non-current liabilities
Senior secured notes	(195,097)	(195,335)
Deferred revenue	(103,850)	(115,718)
Retirement benefit obligation	(2,922)	(2,766)
Provisions	(11,603)	(13,011)
Obligations under finance leases	(23,661)	(32,906)
Derivative financial instruments	—	(1,952)
	(337,133)	(361,688)

Total Liabilities	(460,100)	(460,197)

Net liabilities	(204,718)	(219,105)

Capital and reserves
Equity share capital	£(101)	£(101)
Capital reserve	(25,151)	(23,062)
Hedging reserve	(1,908)	2,398
Retained earnings	231,878	239,870
Total Equity	£204,718	£219,105

			Table 4
Global Crossing (UK) Telecommunications Limited and Subsidiaries
International Financial Reporting Standards - Consolidated Cash Flow Statements (unaudited)
(Results below are in pounds sterling in thousands.)
	Quarter Ended		Year Ended
		December 31,	December 31,	December 31,
	December 31, 2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating activities
Profit for the year	£9,692	£9,082	£7,992	£74,350
Adjustments for:
Finance costs (net)	8,074	(4,646)	39,919	613
Income tax	(3,510)	(11,364)	(2,477)	(11,364)
Depreciation of property, plant and equipment and amortization of intangible assets	5,235	935	19,166	14,595
Share-based payment expense	748	584	2,089	1,146
Loss on disposal of property, plant and equipment	308	—	715	6
(Decrease)/Increase in provisions	201	(4,642)	1,917	(6,688)
Increase/(decrease) in pension funding	(85)	(399)	(188)	178

Operating cash flows before movements in working capital	20,663	29,550	69,133	72,836
Decrease in trade and other receivables	5,758	24,349	9,383	39,096
Decrease in trade and other payables	1,285	(35,876)	(13,954)	(53,020)

Cash generated from operations	27,706	18,023	64,562	58,912
Interest paid	(14,028)	(2,839)	(26,924)	(6,690)

Net cash provided from operating activities	£13,678	£15,184	£37,638	£52,222

Investing activities
Interest received	£615	£338	£1,479	£1,672
Proceeds from disposal of property, plant and equipment	—	—	10	—
Purchase of property, plant and equipment	(2,255)	(1,313)	(9,452)	(7,811)

Net cash used in investing activities	£(1,640)	£(975)	£(7,963)	£(6,139)

Financing activities
			£
Loans provided to group companies	£-	£(234,463)	—	£334,147)
Loans provided by group companies	—	—	—	160
STT bridge loan facility	—	24,717	—	68,570
Senior secured notes	—	196,095	—	196,095
Receipts of amounts under finance leases	—	73	109	1,733
Repayments of capital elements under finance leases	£(1,369)	(3,128)	(6,130)	(7,704)

Net cash used in financing activities	£(1,369)	£(16,706)	£(6,021)	£(75,293)

Net (decrease)/increase in cash and cash equivalents	10,669	(2,497)	23,654	(29,210)
Cash and cash equivalents at beginning of period	34,178	23,690	21,193	50,403
Cash and cash equivalents at end of period	£44,847	£21,193	£44,847	£21,193

			Table 5
Global Crossing (UK) Telecommunications Limited and Subsidiaries
International Financial Reporting Standards - Reconciliation of IFRS EBITDA to Profit (Loss) for the Period (unaudited)
(Results below are in pounds sterling in thousands.)
	Quarter Ended		Year Ended
		December 31,	December 31,	December 31,
	December 31, 2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Profit for the period	£9,692	£49,082	£7,992	£74,350
Taxation	(3,510)	(11,364)	(2,477)	(11,364)
Finance costs	9,488	(4,357)	42,125	1,937
Finance revenue	(1,414)	(289)	(2,206)	(1,324)
Depreciation and amortization	3,383	1,917	20,104	21,193

IFRS EBITDA	£17,639	£34,989	£65,538	£84,792

Consistent with the SEC’s Regulation G, the foregoing table provides a reconciliation of EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to profit (loss) for the period, which is the most directly comparable GAAP measure. Management believes that EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the consolidated statement of operations.
Definition:
IFRS EBITDA consists of profit for the period before taxation, finance costs, finance revenue and depreciation and amortization expense recorded to cost of sales and administrative expenses.

			Table 6
Global Crossing (UK) Telecommunications Limited and Subsidiaries
International Financial Reporting Standards - Reconciliation to US GAAP (unaudited)
(Results below are in pounds sterling in thousands.)
	Quarter Ended		Year Ended
		December 31,		December 31,
		2004	December 31,	2004
	December 31, 2005	(restated)	2005	(restated)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Profit reported under IFRS	£9,692	£49,082	£7,992	£74,350
Reconciling items:
Push down of Global Crossing’s fresh start accounting:
- Deferred income	(1,144)	(1,551)	(4,498)	(6,204)
- Amortization of intangibles	—	(339)	—	(1,358)
Long-term IRU agreements	(92)	(92)	(366)	(369)
Restructuring costs	1,747	1,801	1,802	2,213
Pensions	15	(601)	2	(25)
Dilapidation provisions	82	(151)	327	(15)
Share-based compensation	(95)	376	(265)	376
Income taxes	(6,095)	(22,355)	(7,240)	(28,423)

Profit / (loss) under US GAAP	£4,110	£26,170	£(2,246)	£40,546

There was an overstatement of depreciation in the amount of £175 and £700 for the quarter ended December 31, 2004 and year ended December 31, 2004, respectively, resulting in the restatement of profit under US GAAP from £25,995 to £26,170 for the quarter ended December 31, 2004 and £39,846 to £40,546 for the year ended December 31, 2004.

			Table 7
Global Crossing (UK) Telecommunications Limited and Subsidiaries
Reconciliation of Adjusted Gross Margin to Gross Profit (unaudited)
(Results below are in pounds sterling in thousands.)
	Quarter Ended		Year Ended
			December 31,	December 31,
	December 31, 2005	December 31, 2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted Gross Margin	£42,053	£53,341	£167,529	£183,347
Less:
Customer-specific costs	(7,617)	(7,640)	(28,586)	(28,716)
Third-party maintenance	(4,306)	(5,069)	(17,628)	(20,416)
Depreciation & amortization (included within cost of sales)	(2,538)	(1,505)	(18,134)	(19,854)
Gross Profit (IFRS)	£27,592	£39,127	£103,181	£114,361

Consistent with the SEC’s Regulation G, the foregoing table provides a reconciliation of Adjusted Gross Margin, which is considered a non-GAAP financial metric, to Gross Profit, which is the most directly comparable IFRS measure. Adjusted Gross Margin is presented to increase the comparability to the parent company’s financial presentations, which include this metric.
Definitions:
Adjusted Gross Margin is revenue minus cost of access.
Gross Profit is revenue minus cost of access, customer-specific costs, third party maintenance and depreciation and amortization.